NVE Corporation Reports First Quarter Fiscal 2005 Results

EDEN PRAIRIE, Minn.--July 20, 2004--NVE Corporation (NasdaqSC: NVEC) today announced financial results for the three months ended June 30, 2004.

Net income for the first quarter was $483,671 or $0.10 per diluted share, compared to $334,418 or $0.07 per share for the prior-year quarter. Total revenue was $2.89 million, compared to $2.82 million for the prior-year quarter, an increase of 2 percent. Product sales increased 24 percent to $1.36 million from $1.10 million in the prior-year quarter.

Research and development expenses increased 102 percent in the quarter while contract research and development revenue decreased 11 percent as the company shifted resources from government research contracts to company-funded research in order to develop new and improved commercial products.

"We are pleased with our results for the first quarter," commented President and Chief Executive Officer Daniel A. Baker, Ph.D. "Strong product sales in our core industrial markets more than offset an anticipated decline in product sales to St. Jude Medical and a decline in contract research revenue due to stepped-up product development."

"We expect to be profitable in the upcoming quarters but we may post lower net income compared to last year's quarters due to higher research and development expenses; expenses associated with rolling out MRAM manufactured under our technology agreement with Cypress Semiconductor; and expenses associated with license procurement and enforcement in the current fiscal year," added Baker. "These expenditures will enable NVE's continued growth and strengthen our intellectual property position."

NVE is a leader in the practical commercialization of spintronics, a nanotechnology which many experts believe represents the next generation of microelectronics. NVE licenses its MRAM intellectual property and sells spintronic products including sensors and couplers to revolutionize data sensing and transmission.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as uncertainties relating to MRAM production by our licensees, our dependence on Cypress for potential supply of MRAM devices, risks relating to making commercially viable MRAMs, risks in the enforcement of our patents, risks in continued profitability, as well as the risk factors listed from time to time in the company's filings with the SEC, including our Annual Report on Form 10-KSB and other reports filed with the SEC.

                                     ###

                            NVE Corporation
                    CONDENSED STATEMENTS OF INCOME
              THREE MONTHS ENDED JUNE 30, 2004 AND 2003
              (IN THOUSANDS EXCEPT PER SHARE; UNAUDITED)

Three Months Ended                      June 30, 2004   June 30, 2003
Revenue:
  Contract research and development           $ 1,526         $ 1,721
  Product sales                                 1,363           1,099
                                        --------------  --------------
Total revenue                                   2,889           2,820

Cost of sales                                   1,626           1,909
                                        --------------  --------------
Gross profit                                    1,263             911

Expenses:
  Research and development                        361             179
  Selling, general & administrative               485             451
                                        --------------  --------------
Total expenses                                    846             630
                                        --------------  --------------
Income from operations                            417             281

Interest income                                    55              49
Interest expense                                   (4)             (8)
Other income                                       16              12
                                        --------------  --------------
Net income                                    $   484         $   334
                                        ==============  ==============

Weighted average shares outstanding             4,977           4,571
Net income per share - diluted                $  0.10         $  0.07

                           NVE Corporation
                       CONDENSED BALANCE SHEETS
                   MARCH 31, 2004 AND MARCH 31, 2003
                            (IN THOUSANDS)

                                               (UNAUDITED)
                                                 June 30,    March 31,
                                                   2004        2004
ASSETS
Current assets:
  Cash                                           $  1,098    $  1,056
  Investment securities                             6,347       6,489
  Accounts receivable, net                          1,951       1,739
  Inventories                                       1,120       1,150
  Other current assets                                573         547
                                               ----------- -----------
Total current assets                               11,089      10,981
Fixed assets                                        1,558       1,439
                                               ----------- -----------
Total assets                                     $ 12,647    $ 12,420
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable                                    352         327
  Accrued payroll and other                           611         712
  Other current liabilities                           491         547
                                               ----------- -----------
Total current liabilities                           1,454       1,586
Long-term liabilities                                  84         101
                                               ----------- -----------
Total liabilities                                   1,538       1,687

Shareholders' equity:
  Common stock                                         45          45
  Additional paid-in capital                       13,348      13,298
  Accumulated other comprehensive income              (68)         90
  Accumulated deficit                              (2,216)     (2,700)
                                               ----------- -----------
Total shareholders' equity                         11,109      10,733
                                               ----------- -----------
Total liabilities and shareholders' equity       $ 12,647    $ 12,420
                                               =========== ===========